Exhibit 2.5

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

CV SCIENCES, INC.

ELEVATED SOFTGELS LLC,

CLAYTON J. MONTGOMERY,

CHRIS FAGAN,

ANDREW KESTER,

AND

TIMOTHY MCGREER

- i -

DOCPROPERTY DocID \* MERGEFORMAT 120416-00000001/7531387.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP PURCHASE AGREEMENT (this “Agreement”), dated as of May 8, 2024, is made and entered into by and among CV SCIENCES, INC., a Delaware corporation (the “Purchaser”), ELEVATED SOFTGELS LLC, a Delaware limited liability company (the “Company”), CLAYTON J. MONTGOMERY, an individual (a “Member”), CHRIS FAGAN, an individual (a “Member”), ANDREW KESTER, an individual (a “Member”), and TIMOTHY MCGREER, an individual (a “Member”). The Purchaser, the Company, and each of the Members are sometimes individually referred to herein as a “Party” and, collectively, as the “Parties.” This Agreement is made with reference to the following facts:

W I T N E S S E T H:

WHEREAS, the Members collectively own all of the issued and outstanding equity interests of the Company (the “Membership Interests”);

WHEREAS, the Company is in the business of manufacturing softgels and tinctures (the “Business”);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Members propose to sell to the Purchaser, and the Purchaser proposes to purchase from the Members, all of the Membership Interests on the terms and subject to the conditions set forth herein (the “Acquisition”);

WHEREAS, concurrently with the consummation of the transactions contemplated hereby, two of the Members have entered into a non-competition agreement attached to this Agreement as Exhibit 1.1(a) (the “Non-competition Agreement”) with the Purchaser; and

WHEREAS, the Parties desire to make certain representations, warranties, indemnities and additional covenants in connection with the Acquisition, as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees:

Article 1

CONSTRUCTION; DEFINITIONS
Section 1.1
Definitions. The following terms, as used herein, have the following meanings:

“Accounting Firm” has the meaning set forth in Section 3.5(e).

“Affiliate(s)” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Balance Sheet” means the unaudited balance sheet of the Company as of December 31, 2023 included in the Financial Statements.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the County of San Diego, California.

“Calculation Period” means the 12-month period beginning on the Closing Date.

“Closing” means the consummation of the transactions contemplated by this Agreement as set forth in Section 8.1 of this Agreement.

“Closing Date” means the date hereof.

“Company Benefit Plan” means each Employee Benefit Plan currently sponsored or maintained or required to be sponsored or maintained by the Company or to which the Company makes, or has any obligation to make, directly or indirectly, any contributions or with respect to which the Company has, or might have, any other liabilities.

“Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company, including the Company Registered Intellectual Property.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

“Confidential Information” means any data or information of the Company (including trade secrets) that is valuable to the operation of the Business and not generally known to the public or competitors.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Earn-Out Payment” means, with respect to the Calculation Period,

(a) $0, if the Company’s Net Revenue is less than $550,000,

(b) $25,000, if the Company’s Net Revenue is at least $550,000 but is less than $600,000,

(c) $50,000, if the Company’s Net Revenue is at least $600,000 but is less than $650,000,

(d) $125,000, if the Company’s Net Revenue is at least $650,000 but is less than $700,000, and

(e) $200,000, if the Company’s Net Revenue is at least $700,000.

“Employee Benefit Plan” means, with respect to any Person, (a) each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Law that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, membership interest purchase and other equity compensation plan, (b) each severance, retention or change in control plan or agreement, each plan or agreement providing health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental or legal benefit and (e) each other employee benefit plan, fund, program, agreement, arrangement or scheme.

“Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, salary continuation agreement, change of control agreement, non-compete agreement or any other agreement respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor.

“Environment” means any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Environmental Laws” means all federal, state, or local or foreign Laws relating to protection of the Environment, health and safety, including pollution control, product registration and Hazardous Materials.

“Estimated Working Capital Deficit” means the amount, if any, by which the Target Working Capital is greater than the Estimated Working Capital as set forth on the Closing Date Financial Statement.

“Estimated Working Capital Surplus” means the amount, if any, by which the Target Working Capital is less than the Estimated Working Capital as set forth on the Closing Date Financial Statement.

“Exhibit” means any exhibit attached to this Agreement.

“Final Working Capital Schedule” means the “Final Working Capital Schedule” as finally determined pursuant to Section 3.5 hereof.

“Financial Statements” means (a) the unaudited balance sheets of the Company as of December 31, 2023 and (b) the unaudited statements of income for the year ended December 31, 2023.

“GAAP” means generally accepted accounting principles in the United States of America as applied consistently with the past practices of the Company in the preparation of the year-end unaudited Financial Statements.

“Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, asbestos or asbestos-containing materials, lead-based paint, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the management, use, handling or disposal of which is in any way governed by or subject to any applicable Law.

“Indebtedness” means the aggregate of all indebtedness of the Company with respect to borrowed money, including loans, deferred consideration, debts, any liabilities under acceptances, credit cards, monies due under capitalized leases or financial leases (but excluding operating leases), or for the deferred purchase price of property or services for which the Company is liable, contingently or otherwise as obligor, guarantor, or otherwise, or in respect of which the Company otherwise assures against loss, including bank debt, bank fees, shareholder debt and vendor debt, including, in each case above, any interest accrued thereon and prepayment or similar penalties and expenses which would be payable if such liability were paid in full as of the Closing Date. “Indebtedness” excludes, however, any and all amounts already included under Net Working Capital (including for purposes of determining the Estimated Working Capital Deficit/Surplus or Working Capital Deficit/Surplus), and Transaction Expenses.

“Indemnified Party” means a Purchaser Indemnified Party or a Member Indemnified Party, as applicable.

“Intellectual Property” means any or all of the following and all rights arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; (c) all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor throughout the world; (f) all databases and data collections and all rights therein throughout the world; (g) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (h) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Knowledge” with respect to the Members means (a) all facts known by CLAYTON J. MONTGOMERY, CHRIS FAGAN, ANDREW KESTER and/or TIMOTHY MCGREER on the date hereof after due inquiry and diligence with respect to the matters at hand, and (b) all facts that any of the foregoing Persons should have known on the date hereof with respect to the matters at hand if such Person had made due inquiry and exercised reasonable diligence.

“Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards, standards, guidelines, guidance documents, policies and decrees of, or issued by, any Governmental Entity.

“Leased Real Property” means the parcels of real property of which the Company is the lessee (together with all fixtures and improvements thereon).

“Legal Dispute” means any action, suit, arbitration or proceeding between or among the Parties and their respective Affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), qualifications, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or may be reasonably likely to be materially adverse to the financial condition, results of operations, prospects, properties, assets or liabilities (including contingent liabilities) of the Company or the Business.

“Member Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Members or any Affiliate of the Members in connection with the transactions contemplated hereby.

“Member Indemnified Parties” means the Members and its Affiliates, each of their respective officers, directors, managers, employees, agents, and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Net Revenue” means the net amount of revenue attributable to the sale of the Company’s products as recognized by the Purchaser in accordance with GAAP applied in accordance with the Purchaser’s then-existing corporate policies, less product returns, royalties paid by the Purchaser to third parties, discounts (including but not limited to customer discounts), and excluding amounts invoiced for any other product, shipping, taxes, duties or similar amounts. For the avoidance of doubt, Net Revenue is recognized for the sale of the Company’s products to third parties and does not include inter-company sales from the Company to the Purchaser.

“Net Working Capital” means the Company’s current assets minus current liabilities determined in accordance with GAAP.

“Non-Compete Agreement” means an agreement entered into between the Company and Clayton J. Montgomery and Chris Fagan attached as Exhibit 1.1(a) to this Agreement.

“Ordinary Course” means the ordinary course of business of the Company consistent with past practice.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet delinquent, and (d) in the case of the Leased Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (ii) have more than an immaterial effect on the value thereof or its use or (iii) would impair the ability of such parcel to be sold, leased or subleased for its present use.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Purchase Price” means the amount equal to the Closing Cash and the Stock Consideration, as adjusted pursuant to this Agreement, plus the Earn-Out Payment.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Receivables” means the Company’s accounts receivable as of the date of the Closing Date Financial Statement.

“Registered Intellectual Property” means all: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, and trade dress, intent-to-use applications, or other registrations or applications related to trademarks and service marks and trade dress; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; (e) registered mask works and applications for mask work registration; and (f) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental Entity or other public body.

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment.

“Schedule” means any schedule attached to this Agreement.

“Suppliers” means all of the Company’s suppliers and vendors during the period beginning on January 1, 2023 through the Closing Date.

“Target Working Capital” means an amount equal to $70,000.00.

“Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns, amended returns, information statements and reports of every kind with respect to Taxes.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, unclaimed property escheat, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of any kind for which the Company may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity.

“Transaction Expenses” means the aggregate amount of all legal, accounting, financial advisory and other third party advisory or consulting fees and expenses incurred by the Company and/or the Members in connection with the transactions contemplated by this Agreement and not paid prior to the Closing Date.

“VWAP” means the dollar volume-weighted average price for the common stock of the Purchaser during the period beginning at 9.30 a.m. New York time and ending at 4.00 p.m. New York time on a single trading day, as reported on the Purchaser principal market (OTC.QB). The VWAP will be round to 5 decimal places.

“Working Capital Deficit” means the amount, if any, by which the Estimated Working Capital is greater than the Net Working Capital, as reflected on the Final Working Capital Schedule.

“Working Capital Surplus” means the amount, if any, by which the Estimated Working Capital is less than the Net Working Capital, as reflected on the Final Working Capital Schedule.

Section 1.2
[Omitted].
Section 1.3
Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s), (f) the terms “year” and “years” mean and refer to calendar year(s) and (g) all references in this Agreement to “dollars” or “$” shall mean United States Dollars. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all Exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. References in this Agreement to the “Members” shall mean and refer to each Member and the Members collectively, unless the context of this Agreement clearly requires otherwise. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.
Section 1.4
Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Article 2

PURCHASE AND SALE
Section 2.1
Agreement to Purchase and Sell. Contemporaneously with the execution and delivery of this Agreement, each of the Members hereby sells, transfers and delivers to the Purchaser, and the Purchaser hereby purchases and acquires from each Member, all of the Membership Interests owned by such Member, free and clear of any and all Liens.
Section 2.2
Further Assurances. Each Party shall on the Closing Date and from time to time thereafter, at any other Party’s reasonable request and without further consideration, execute and deliver to such other Party such instruments of transfer, conveyance, and assignment as shall be reasonably requested to transfer, convey, and assign the Membership Interests to the Purchaser and otherwise to effect the transactions contemplated by this Agreement.
Article 3

PURCHASE PRICE; ADJUSTMENTS
Section 3.1
Purchase Price. The aggregate consideration to be paid for the Membership Interests by the Purchaser at the Closing shall consist of (a)(i) $100,000, plus (ii) the Estimated Working Capital Surplus, if any, minus (iii) the Estimated Working Capital Deficit, if any, minus (iv) Indebtedness, minus (v) Transaction Expenses (the result of (a)(i) – (a)(v) being the “Closing Cash”), and (b) 17,422,181 shares of the Purchaser’s common stock, which the Parties agree represents a $700,000 value based on the trailing thirty (30) day VWAP of such common stock as of the day prior to the Closing Date (the “Stock Consideration”). In addition, certain Members shall be eligible to receive the Earn-out Payment, subject to the terms and conditions in Section 3.7.
Section 3.2
Payment of Cash Consideration. The Closing Cash shall be paid at the Closing by wire transfer in the amounts and to the accounts of the Member Representative and the Company’s broker specified on Exhibit 3.2 (the “Payment Schedule”) on behalf of the Members. The Members hereby acknowledge and agree that the payment of the Closing Cash as set forth on the Payment Schedule shall fully satisfy the Purchaser’s obligations hereunder with respect to the payment of the Closing Cash.
Section 3.3
Issuance of Stock Consideration. The Stock Consideration shall be issued at the Closing as restricted common stock in the amounts and in the names of Clayton J. Montgomery (in his personal capacity) and the Company’s broker as specified on the Payment Schedule, on behalf of the Members. The Company’s irrevocable instructions to its transfer agent to issue certificates for the Stock Consideration shall be deemed issuance of such Stock Consideration for purposes of this Agreement. The Members acknowledge that, because the Stock Consideration constitutes restricted common stock, it is not eligible for resale until the applicable holding period under Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), has expired. The certificates for the Stock Consideration shall bear restrictive legends consistent with the foregoing sale limitations. The Purchaser may require customary certifications and legal opinions from and on behalf of the holders of the Stock Consideration concerning the availability of Rule 144 as a condition to authorizing the removal of such restrictive legends from the certificates representing Stock Consideration. Further, the Members acknowledge and agree that the Stock Consideration is subject to the limitations on sale as set forth in Section 7.3 of this Agreement, and the limitations imposed by applicable securities laws generally.
Section 3.4
Closing Date Statements. Attached hereto as Exhibit 3.4 is a statement (the “Closing Date Financial Statement”), signed by the Manager of the Company (on behalf and in the name of the Company), which sets forth (i) the Company’s estimate of the Net Working Capital (the “Estimated Working Capital”) at Closing, and (ii) the Estimated Working Capital Surplus, if any, or the Estimated Working Capital Deficit, if any, at Closing.
Section 3.5
Purchase Price Adjustments.

(a)
Unless the Purchaser agrees that the Estimated Working Capital Surplus or the Estimated Working Capital Deficit applied at the Closing shall be final, which shall be conveyed in writing to the Members in writing no later than one hundred twenty (120) days following the Closing Date, the Purchaser shall prepare and deliver to the Members a statement (the “Working Capital Statement”) setting forth the Purchaser’s calculation of (a) the Net Working Capital of the Company at the Closing, and (b) the Working Capital Surplus, if any, or the Working Capital Deficit, if any, with respect to the Company at the Closing.
(b)
The Member Representative shall have thirty (30) days following receipt of the Working Capital Statement during which to notify the Purchaser of any dispute of any item contained in the Working Capital Schedule, which notice shall set forth in reasonable detail the basis for such dispute.
(c)
If the Member Representative does not notify the Purchaser of any such dispute within such thirty (30)-day period, the Working Capital Schedule shall be deemed to be the Final Working Capital Schedule and the amount of the Working Capital Schedule shall be final and binding on the Parties hereto for all purposes hereunder.
(d)
If the Member Representative notifies the Purchaser of any such dispute within such thirty (30) day period, the Parties shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Final Working Capital Schedule shall be prepared.
(e)
If the Parties are unable to resolve any dispute regarding the Working Capital Schedule, any Working Capital Surplus or Working Capital Deficit in the Working Capital Statement shall be finally determined by submission of such dispute to an independent accounting firm selected by the Purchaser and reasonable acceptable to the Member Representative (the “Accounting Firm”).
(f)
Within five (5) Business Days following the determination of the Final Working Capital Schedule in accordance with this Section 3.5, (a) to the extent there is a Working Capital Deficit the Members shall be jointly and severally obligated to pay the Purchaser in cash an amount equal to the Working Capital Deficit by wire transfer of immediately available funds to an account designated by the Purchaser, or (b) to the extent there is a Working Capital Surplus the Purchaser shall pay to the Member Representative on behalf of the Members in cash the amount equal to the Working Capital Surplus by wire transfer of immediately available funds to an account(s) designated by the Member Representative.
Section 3.6
Accounts Receivable. Within ninety (90) days following the final determination of the Final Working Capital Schedule (the “Receivables Date”), the Purchaser shall be entitled to recover from the Member Representative an amount equal to the unpaid balance, as of the Receivables Date, of all accounts receivable which were included as assets on the Final Working Capital Schedule (the “Accounts Receivable”). From and after the Closing Date, the Purchaser shall use commercially reasonable efforts to collect the Accounts Receivable; provided, however, that the Purchaser shall not be required to engage collection agencies or attorneys or institute legal proceedings against then current customers of the Purchaser or any of its Affiliates to satisfy its obligations under this Section 3.6.
Section 3.7
Earn-Out Payment.
(a)
Within ten (10) Business Days after final determination of the Company’s Net Revenue recognized in the Calculation Period pursuant to Section 3.7(c), the Earn-Out Payment, if any, shall be remitted to the Members as follows:
(i)
Twenty percent (20%) of the Earn-Out Payment shall be paid to Clayton J. Montgomery and eighty percent (80%) of the Earn-Out Payment shall be paid to Chris Fagan.
(ii)
Fifty percent (50%) of the Earn-Out Payment shall be paid in cash to Clayton J. Montgomery and Chris Fagan in accordance with their allocation percentage per Section 3.7(a)(i) by wire transfer of immediately available funds in accordance with written instructions that the Members have provided to the Purchaser at least three (3) Business Days prior to the date of such payment; and
(iii)
Fifty percent (50%) of the Earn-out Payment shall be in the form of restricted common stock of the Purchaser (the “Earn-out Shares”), with the number of Earn-out Shares determined based upon the thirty (30) day VWAP of the Company’s common stock as of the 12-month anniversary of the Closing Date, issuable pursuant to the written instruction by Clayton J. Montgomery and Chris Fagan in accordance with their allocation percentage per Section 3.7(a)(i). The Company’s irrevocable instructions to its transfer agent to issue certificates for the Earn-out Shares shall be deemed issuance of such Earn-out Shares for purposes of this Agreement. The Members acknowledge that, because the Earn-out Shares constitute restricted common stock, they are not eligible for resale until the applicable holding period under Rule 144 has expired. The certificates for the Earn-out Shares shall bear restrictive legends consistent with the foregoing sale limitations. The Purchaser may require customary certifications and legal opinions from and on behalf of the holders of the Earn-out Shares concerning the availability of Rule 144 as a condition to authorizing the removal of such restrictive legends from the certificates representing the Earn-out Shares. Further, the Members acknowledge and agree that the Earn-out Shares are subject to the limitations on sale as set forth in Section 7.3 of this Agreement, and the limitations imposed by applicable securities laws generally.
(b)
Within forty-five (45) days after the end of the Calculation Period, the Purchaser shall prepare and deliver to the Member Representative a written statement (the “Purchaser Net Revenue Statement”) setting forth in reasonable detail the Purchaser’s calculation of the Company’s Net Revenue for such Calculation Period, and the Purchaser’s calculations of the Earn-Out Payment with respect thereto. During the thirty (30)-day period following the receipt by the Member Representative of the Purchaser Net Revenue Statement, the Member Representative and its representatives shall be permitted to review during normal business hours and make copies reasonably required of (i) the working papers of the Purchaser relating to the preparation of the Purchaser Net Revenue Statement, and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Purchaser Net Revenue Statement. The Purchaser Net Revenue Statement shall become final and binding upon the parties on the thirtieth (30th) day following delivery thereof, except to the extent that the Member Representative gives written notice of disagreement with the Purchaser Net Revenue Statement (the “Net Revenue Dispute Notice”) to the Purchaser prior to such date. Any Net Revenue Dispute Notice shall specify in reasonable detail the nature of any disagreement so asserted (any such disagreement to be limited to whether such calculation of the Net Revenue is mathematically correct and/or has been prepared in accordance with the definition of GAAP). If a Net Revenue Dispute Notice complying with the preceding sentence is received by the Purchaser in a timely manner, then the Purchaser Net Revenue Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the parties on the earlier of (i) the date the Purchaser and the Member Representative resolve in writing any differences they have with respect to the matters specified in the Net Revenue Dispute Notice, or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm (as set forth below).
(c)
During the thirty (30)-day period following the delivery of a Net Revenue Dispute Notice that complies with Section 3.7(b), the Purchaser and the Member Representative shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Net Revenue Dispute Notice. During such period, the Purchaser shall be permitted to review and make copies reasonably required of (i) the working papers of the Member Representative relating to the preparation of the Net Revenue Dispute Notice, and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Net Revenue Dispute Notice. If, at the end of such thirty (30)-day period, the differences as specified in the Net Revenue Dispute Notice are not resolved, the Member Representative and the Purchaser shall promptly engage the Accounting Firm and submit to the Accounting Firm for review and resolution any and all matters which remain in dispute and which are properly included in the Net Revenue Dispute Notice. In resolving any disputed item, the Accounting Firm shall: (i) be bound by the provisions of this Section 3.7 and the definition of Net Revenue; (ii) limit its review to matters still in dispute as specifically set forth in the Net Revenue Dispute Notice (and only to the extent such matters are still in dispute following such thirty (30)-day period); and (iii) further limit its review solely to whether the Purchaser Net Revenue Statement has been prepared in accordance with this Section 3.7. The Purchaser and the Member Representative shall make available to the Accounting Firm all relevant working papers, supporting schedules, supporting analyses, other supporting documentation and other items reasonably requested by the Accounting Firm. The determination of any item that is a component of the Net Revenue and is the subject of a dispute cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any particular item in the Purchaser Net Revenue Statement or the Net Revenue Dispute Notice, as applicable. The Member Representative and the Purchaser shall use reasonable best efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such matters to the Accounting Firm. The fees and expenses of the Accounting Firm in connection with the Accounting Firm’s determination of the Net Revenue pursuant to this Section 3.7(c) shall be borne, in its entirety, by the party whose calculation of the Net Revenue as initially submitted to the Accounting Firm is furthest away from the Net Revenue as determined by the Accounting Firm.
(d)
The Members acknowledge the absolute right of the Purchaser to operate, manage and invest in the Company in the exercise of its sole and absolute discretion and agrees that the Purchaser shall have no liability or obligation to the Members in connection with the operations and assets of the Company from and after the consummation of the Closing. Without limiting the generality of the foregoing, the Purchaser presently intends to base its decisions regarding operations of the Company, including the pricing of services and the investment and allocation of resources, on the basis of strategic objectives of the Purchaser and its Affiliates.
Section 3.8
Withholding Taxes. To the extent required by applicable Law, the Purchaser shall be entitled to deduct and withhold any Taxes required to be withheld from any payments due from the Purchaser to the Members, and to the extent that any amounts are so withheld, such amounts shall be treated for all purposes of this Agreement by the Purchaser as having been paid to the applicable Member. The Purchaser may condition the payment of any amount hereunder to a Member or other party on the receipt of an executed IRS Form W-9 (or the appropriate IRS Form W-8).
Section 3.9
Member Release. In consideration for the agreement and covenants of the Purchaser set forth in this Agreement, the Members on behalf of themselves and each of their respective Affiliates (and each of their respective officers, directors, managers, employees, agents, representatives, heirs, executors, successors and assigns) (collectively, the “Releasing Parties”) hereby knowingly, voluntarily and unconditionally releases and forever discharges from and for, and covenants not to sue the Purchaser or the Company (or either of them), or any of their respective predecessors, successors, parents, subsidiaries or other Affiliates, or any of their respective current and former officers, directors, employees, agents, or representatives (collectively, the “Released Parties”) for or with respect to, any and all claims, causes of action, demands, suits, proceedings, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees and costs) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that the Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any acts or omissions, errors, negligence, strict liability, breach of contract, tort, violations of Law, matter or cause whatsoever from the beginning of time to the Closing Date (collectively, but excluding the Non-Released Matters (as defined below), the “Released Claims”); provided, however, that such release shall not cover any of the following (collectively, the “Non-Released Matters”): (a) any claims against the Released Parties (other than the Company) unrelated in any way to the Company, or (b) any claims against the Purchaser arising under this Agreement, any Member Ancillary Document or any Purchaser Ancillary Document. As of the Closing Date, each Member expressly waives any and all rights and benefits conferred upon it under California law by Section 1542 of the California Civil Code (or similar laws of other jurisdictions) with respect to the Released Claims, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Section 3.10
Member’s Representative. Clayton J. Montgomery is hereby constituted to act as the agent, proxy, attorney-in-fact and representative for the Members and their successors and assigns for all purposes under this Agreement (the “Member Representative”), and the Member Representative, by his signature below, agrees to serve in such capacity. The Member Representative shall have the power and authority to take such actions on behalf of each Member as the Member Representative, in his sole judgment, may deem to be in the best interests of the Members or otherwise appropriate on all matters related to or arising from this Agreement or any other Member Ancillary Document. Such powers shall include (a) executing and delivering any Member Ancillary Document, and any and all supplements, amendments, waivers or modifications thereto; (b) giving and receiving notices and other communications relating to this Agreement, the other Member Ancillary Documents and the transactions contemplated hereby and thereby; (c) taking or refraining from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement, including matters in Article 9, the other Member Ancillary Documents and the performance or enforcement of the obligations, duties and rights pursuant to this Agreement and the other Member Ancillary Documents; and (d) taking all actions necessary or appropriate in connection with any disputes regarding the Working Capital Statement or the Earn-Out Payment or any calculation hereunder. The power of attorney appointing the Member Representative as attorney-in-fact is coupled with an interest and the death or incapacity of any Member shall not terminate or diminish the authority and agency of the Member Representative.
Article 4

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

The Members, jointly and severally, hereby represent and warrant, to the Purchaser as follows:

Section 4.1
Organization.
(a)
The Company is a limited liability company duly formed and validly existing under the laws of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Members have heretofore made available to the Purchaser correct and complete copies of the charter documents of the Company as currently in effect and the limited liability company agreement and record books with respect to all actions taken by its members, managers, and officers, as applicable.
Section 4.2
Authorization.
(a)
The Company has the right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The consummation of the transactions contemplated hereby has been duly authorized by all required limited liability company action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against it in accordance with its terms.
(b)
The Members have the right, power, authority and capacity to execute and deliver this Agreement and each Member Ancillary Document, to perform their obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby, and specifically to bind the Purchase Price to the forfeiture and offset provisions contained herein.
(c)
This Agreement and each Member Ancillary Document has been duly authorized by the Members, and have been duly executed and delivered by the Members and constitute the legal, valid and binding obligation of the Members, enforceable against the Members in accordance with their respective terms.
Section 4.3
Membership Interests.

(a)
Schedule 4.3(a) accurately and completely sets forth the capital structure of the Company including the number of membership interests, or other equity interests which are authorized and which are issued and outstanding. All of the issued and outstanding membership interests, or other equity interests of the Company (a) are duly authorized, validly issued, fully paid and nonassessable, (b) are, immediately prior to the Closing, held of record by the Persons and in the amounts set forth on Schedule 4.3(a), and (c) were not issued or acquired by the holders thereof in violation of any Law, agreement or the preemptive rights of any Person. Except as set forth on Schedule 4.3(a), no membership interests, or other equity interests of the Company are reserved for issuance or are held in treasury, and (i) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the membership interests of the Company; (ii) there are no outstanding contracts or other agreements of the Company, the Members, or any other Person to purchase, redeem or otherwise acquire any outstanding membership interests or other equity interests of the Company, or securities or obligations of any kind convertible into membership interests or other equity interests of the Company; (iii) there are no dividends which have accrued or been declared but are unpaid on the membership interests or other equity interests of the Company; (iv) there are no outstanding or authorized membership interests appreciation, phantom unit, equity incentive plans or similar rights with respect to the Company; (v) there are no voting agreements or other agreements relating to the management of the Company; and (vi) there are no statutory preemptive rights, and the Company has not granted any preemptive or similar rights, to purchase from the Company any of its membership interests. Except as set forth on Schedule 4.3(a), the Company has never purchased, redeemed or otherwise acquired any membership interests or other equity interests of the Company. Other than the Members, no other Person is the record holder of any membership interests or other equity interests in the Company (other than the Purchaser at Closing). No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any membership interests (including options, warrants or debt convertible into membership interests, options or warrants) of the Company or any entity that has been merged into the Company has given rise to any claim or action by any Person that is enforceable against the Company, the Members, or the Purchaser, and no fact or circumstance exists that could give rise to any such right, claim or action. All redemptions or transfers of membership interests or other equity interests of the Company are set forth on Schedule 4.3(a).
(b)
The Members are, immediately prior to the Closing, the exclusive owners of, and have good and valid title to and record and beneficial ownership of, the Membership Interests of the Company set forth next to the Member’s name on Schedule 4.3(a), and such Membership Interests (i) are validly issued, fully paid, and nonassessable, and (ii) are, and shall be transferred, assigned and delivered to the Purchaser at Closing, free and clear of all Liens.
(c)
Other than the Membership Interests listed on Schedule 4.3(a), the Members own no membership interests of the Company or any other equity security of the Company, or any option, warrant, right, call, commitment or right of any kind to have any such equity security issued.
Section 4.4
Subsidiaries. The Company has never owned and does not currently own, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other entity.
Section 4.5
Absence of Restrictions and Conflicts.
(a)
The execution, delivery and performance of this Agreement and the Member Ancillary Documents, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of and compliance with the terms and conditions hereof and thereof, do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (a) any term or provision of the charter documents of the Company, (b) any Company Contract (defined in Section 4.13) or any other contract, agreement, permit, franchise, license or other instrument applicable to the Company or the Members, (c) any judgment, decree or order of any court or Governmental Entity or agency to which the Company or the Members are a party or by which the Company or the Members or any of their respective properties are bound, or (d) any Law or arbitration award applicable to the Company or the Members. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Company or the Members in connection with the execution, delivery or performance of this Agreement or the Member Ancillary Documents, or the consummation of the transactions contemplated hereby or thereby.
(b)
The execution, delivery and performance of this Agreement and the Member Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel (a) any contract, agreement, permit, franchise, license or other instrument applicable to any Member, (b) any judgment, decree or order of any Governmental Entity to which any of the Members is a party or by which any of the Members or any of such Member’s respective properties are bound, or (c) any Law or arbitration award applicable to any Member.
Section 4.6
Real Property.
(a)
Except as set forth on Schedule 4.6(a), the Company does not own and never has owned any real property.
(b)
Schedule 4.6(b) sets forth a correct and complete list of the Leased Real Property.
(c)
The Company has a valid leasehold interest in its Leased Real Property, and the leases granting such interests are in full force and effect.
(d)
To the Knowledge of each Member, no portion of the Leased Real Property, or any building or improvement located therein, violates any Law, including those Laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control. Except for the Permitted Liens, no Leased Real Property is subject to (i) any decree or order of any Governmental Entity (or, to the Knowledge of the Members, threatened or proposed order) or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.
(e)
The improvements and fixtures on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. To the Knowledge of each of the Members, none of the buildings and improvements owned or utilized by the Company is constructed of, or contains as a component part thereof, any material that, either in its present form or as such material could reasonably be expected to change through aging and normal use and service, releases any substance, whether gaseous, liquid or solid, which is or may be, either in a single dose or through repeated and prolonged exposure, injurious or hazardous to the health of any individual who may from time to time be in or about such buildings or improvements. There is no condemnation, expropriation or similar proceeding pending or, to the Knowledge of the Members, threatened against any of the Leased Real Property or any improvement thereon. The Leased Real Property constitutes all of the real property utilized by the Company in the operation of the Business.
Section 4.7
Title to Assets; Related Matters.
(a)
Except as set forth on Schedule 4.7(a), the Company has good and marketable title to all of its property and assets, free and clear of all Liens except Permitted Liens.

(b)
All equipment and other items of tangible personal property and assets of the Company (i) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (ii) were acquired and are usable in the Ordinary Course, and (iii) conform to all Laws applicable thereto. There is no defect or problem with any of such equipment, tangible personal property or assets, other than ordinary wear and tear. No Person other than the Company owns any equipment or other tangible personal property or assets situated on the premises of the Company, except for the leased items that are subject to personal property leases. Except as set forth on Schedule 4.7(b), since November 16, 2023, the Company has not sold, transferred or disposed of any assets, other than sales of inventory in the Ordinary Course. Schedule 4.7(c) sets forth a correct and complete list and general description of each item of tangible personal property of the Company (including leased personal property) having a book value of more than $10,000.
Section 4.8
Financial Statements. The Financial Statements are attached as Schedule 4.8 hereto. Except as expressly noted on Schedule 4.8, the Financial Statements have been prepared in accordance with GAAP, in all material respects, from the books and records of the Company, and such books and records have been maintained on a basis consistent with GAAP. Each balance sheet included in the Financial Statements (including the related notes and schedules) fairly presents in all material respects the financial position of the Company as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the results of operations and changes in cash flows of the Company for the periods set forth therein, in each case in accordance with GAAP (except as expressly noted therein or as disclosed on Schedule 4.8). Since November 16, 2023, there has been no change in any accounting (or tax accounting) policy, practice or procedure of the Company. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP.
Section 4.9
No Undisclosed Liabilities. Except as disclosed on Schedule 4.9, the Company does not have any liability (whether absolute, accrued, contingent or otherwise) of the type that are required to be disclosed on the face of a balance sheet prepared in accordance with GAAP that is not adequately reflected or provided for in the Balance Sheet, except liabilities that have been incurred since the date of the Balance Sheet in the Ordinary Course. In addition, the Company has disclosed on Schedule 4.9 all known facts which might give rise to a claim or liability in the future.
Section 4.10
Absence of Certain Changes. Since the date of the Balance Sheet and except as set forth on Schedule 4.10, there has not been (i) any Material Adverse Effect or (ii) any damage, destruction, loss or casualty to property or assets of the Company with a value in excess of $5,000, whether or not covered by insurance. Since the date of the Balance Sheet and except as set forth on Schedule 4.10, the Company has:
(a)
conducted its business in the Ordinary Course;
(b)
not disposed of or permitted to lapse any right to the use of any patent, trademark, trade name, service mark, license or copyright of the Company (including any of the Company’s Intellectual Property), or disposed of or disclosed to any Person, any trade secret, formula, process, technology or know-how of the Company not heretofore a matter of public knowledge;
(c)
not (i) sold or transferred any asset, other than finished goods sold in the Ordinary Course, (ii) granted, created, incurred or suffered to exist any Lien on any asset of the Company, (iii) written off as uncollectable any guaranteed check, note or account receivable, except in the Ordinary Course, (iv) written down the value of any asset or investment on the books or records of the Company, except for depreciation and amortization in the Ordinary Course or (v) cancelled any debt or waived any claim or right (except as provided in Section 4.25(a) of this Agreement);

(d)
not increased in any manner the base compensation of, or entered into any new bonus or incentive agreement or arrangement with, any of its employees, officers, managers or consultants other than in the Ordinary Course;
(e)
not incurred any obligation or liability other than in the Ordinary Course;
(f)
not entered into, amended, waived, failed to renew or terminated any contract required to be disclosed pursuant to Section 4.13 other than in the Ordinary Course;
(g)
not made any change in accounting or cash management procedures, policies, practices or methods, except as required by applicable Law;
(h)
not made any Tax election or changed an existing Tax election; or
(i)
not entered into any contract or agreement to do any of the foregoing as set forth in clauses (b) through (h).
Section 4.11
Legal Proceedings.
(a)
Except as set forth on Schedule 4.11, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of the Members, threatened against, relating to or involving the Company or its real or personal property before any Governmental Entity or arbitrator (a “Legal Proceeding”). None of the Legal Proceedings set forth on Schedule 4.11, if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. The Company is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel. No Person has filed or, to the Knowledge of the Members, has threatened to file against the Company a claim or action relating to any of the Company’s assets or businesses under any federal or state whistleblower statute, including the False Claims Act (31 U.S.C. § 3729 et seq.).
(b)
There are no suits, actions, claims, proceedings or investigations pending or, to the Knowledge of the Members, threatened against, relating to or involving the Members, or either of them, which could reasonably be expected to adversely affect the Members’ ability to consummate the transactions contemplated by this Agreement or the Member Ancillary Documents.
Section 4.12
Compliance with Law. The Company is (and has been at all times during the past five (5) years) in compliance in all respects with all applicable Laws (including applicable Laws relating to zoning, environmental matters and the safety and health of employees). Except as set forth on Schedule 4.12, (i) the Company has not been charged with, nor received any written notice that it is under investigation with respect to, and the Company is not otherwise now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Entity, (ii) the Company is not a party to, or bound by, any order, judgment, decree, injunction, ruling or award of, any Governmental Entity or arbitrator and (iii) the Company has filed all reports and has all Licenses required to be filed with any Governmental Entity on or prior to the date hereof.
Section 4.13
Company Contracts.
(a)
Schedule 4.13(a) sets forth a correct and complete list of the following contracts to which the Company is a party, by which the Company or any of its property is subject, or by which the Company is otherwise bound, whether oral or written (collectively, the “Company Contracts”) (other than the Employment Agreements set forth on Schedule 4.15, the Company Benefit Plans set forth on Schedule 4.16 and the insurance policies set forth on Schedule 4.18):

(i)
all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Company;
(ii)
all leases relating to the Leased Real Property or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible);
(iii)
all contracts and agreements that (A) limit or restrict the Company or any of its officers, managers, employees, members or other equity holders, agents or representatives (in their capacity as such) from engaging in any business or other activity in any jurisdiction; (B) create or purport to create any exclusive or preferential relationship or arrangement; or (C) otherwise restrict or limit the ability of the Company to operate or expand its Business;
(iv)
all contracts and agreements for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $10,000, individually or in the aggregate;
(v)
all contracts and agreements that provide for an increased payment or benefit, or accelerated vesting, upon the execution hereof, or the Closing, or in connection with the transactions contemplated hereby;
(vi)
all contracts and agreements granting any Person a Lien on all or any part of any asset;
(vii)
all contracts and agreements for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;
(viii)
all contracts and agreements granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets;
(ix)
all contracts and agreements with any agent, distributor or representative that are not terminable without penalty on thirty (30) days’ or less notice; and
(x)
all joint venture or partnership contracts and all other contracts providing for the sharing of any profits.
Section 4.14
Tax Returns; Taxes.
(a)
All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by the Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. Copies of all Tax Returns and examination reports of the Company have been delivered to Purchaser, along with statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending after December 15, 2021.
(b)
The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.
(c)
There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(d)
No Member is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.
Section 4.15
Officers and Employees. Schedule 4.15 contains a correct and complete list of (a) all of the officers of the Company, specifying their position, annual rate of compensation, work location, length of service, and other benefits provided to each of them, respectively, and (b) all of the employees (whether full-time, part-time or otherwise) and independent contractors of the Company, specifying their position, status, annual salary, hourly wages, work location, length of service, other benefits provided to each of them, respectively, consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written Employment Agreement or any other written term sheet or other document describing the terms or conditions of employment of such employee or independent contractor or of the rendering of services by such independent contractor. Except as set forth on Schedule 4.15, the Company is not a party to or bound by any Employment Agreement. The Members have provided to the Purchaser correct and complete copies of each Employment Agreement to which the Company is a party, or by which it is otherwise bound. Each such Employment Agreement is legal, valid, binding and enforceable in accordance with its respective terms with respect to the Company. There is no existing default or breach by the Company under any Employment Agreement (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) and there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Employment Agreement. Neither the Company nor the Members have received a claim from any Governmental Entity to the effect that the Company has improperly classified as an independent contractor any Person named on Schedule 4.15. None of the Company nor the Members have made any verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise. Except as indicated on Schedule 4.15, all officers and employees of the Company are active on the date hereof.
Section 4.16
Company Benefit Plans.
(a)
Schedule 4.16(a) contains a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, “ERISA”), whether or not written and whether or not subject to ERISA, and each supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in control, retention, severance, salary continuation, and other similar agreement, plan, policy, program, practice, or arrangement which is or has been established, maintained, sponsored, or contributed to by the Company or under which the Company has or may have any liability (each, a “Benefit Plan”).

(b) For each Benefit Plan, accurate, current, and complete copies of each of the following have been made available to Purchaser: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination or national office approval letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan's continued qualification; (iv) the most recent Form 5500 filed with respect to such Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Entity or authority relating to the Benefit Plan.

(c) Each Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and Section 1445 of the Internal Revenue Code of 1986 (as amended, the “Code”). Nothing has occurred with respect to any Benefit Plan that has subjected or could subject the Company or, with respect to any period on or after the Closing Date,

Purchaser or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously-determined qualified status of any Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Benefit Plan have been paid, accrued, or adequately reserved for to the extent required by GAAP.

(d) The Company has not incurred and does not reasonably expect to incur: (i) any under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Benefit Plan; or (ii) any liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(e) The Company has not now or at any time within the previous six years contributed to, sponsored, or maintained: (i) any “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) any “single-employer plan” as defined in Section 4001(a)(15) of ERISA; (iii) any “multiple employer plan” as defined in Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section 4975(e)(7) of the Code; or (vi) any other Benefit Plan subject to required minimum funding requirements.

(f) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(g) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 4.17
[Intentionally Omitted].
Section 4.18
Insurance Policies. Schedule 4.18(a) sets forth a list of all policies of insurance maintained (currently maintained or held within the last five (5) years), owned or held by the Company (collectively, the “Insurance Contracts”), including the policy limits or amounts of coverage, deductibles or self-insured retentions, and annual premiums with respect thereto; provided, however, that, notwithstanding the foregoing, with respect to any workers’ compensation Insurance Contracts maintained, owned or held by the Company, Schedule 4.18(a) sets forth a list of such workers’ compensation Insurance Contracts currently maintained or held within the last two (2) years, including the policy limits or amounts of coverage, deductibles or self-insured retentions, and annual premiums with respect thereto. Such Insurance Contracts are valid and binding in accordance with their terms, are in full force and effect, are in amounts sufficient for all requirements of Law and contracts to which the Company is a party or by which it is bound, and the Insurance Contracts will continue in effect after the Closing Date. Similar coverage to the coverage set forth in the Insurance Contracts has been maintained on a continuous basis for the last ten (10) years. Except as set forth in Schedule 4.18(b), The Company has not received written notice that (i) it has breached or defaulted under any of such Insurance Contracts, (ii) that any event has occurred that would permit termination, modification, acceleration or repudiation of such Insurance Contracts, or (iii) of termination or cancellation of any such Insurance Contract. Except as set forth in Schedule 4.18(c), the Company is not in default (including a failure to pay an insurance premium when due) in any material respect with respect to any Insurance Contract, nor has the Company failed to give any notice of any material claim under such Insurance Contract in due and timely fashion, nor has the Company ever been denied or turned down for insurance coverage. No insurer has put the Company on notice that coverage will be denied, nor has any such coverage been denied, with respect to any claim submitted to such insurer by the Company in the last three (3) years. There are no claims by the Company pending under any of such Insurance Contracts as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Contracts or in respect of which such underwriters have reserved their rights.
Section 4.19
Environmental, Health and Safety Matters. Except as set forth on Schedule 4.19:
(a)
the Company has not been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws either now or any time during the past five (5) years;
(b)
the Company is not subject to any claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of the Company, or the Company’s employees, agents or representatives or arising out of the ownership, use, control or operation by the Company of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by the Company) from which any Hazardous Materials were released;
(c)
the Company has made available to the Purchaser correct and complete copies of all reports, correspondence, memoranda, computer data and the complete files relating to environmental matters of the Company; and the Company has not paid any fine, penalty or assessment within the prior five (5) years with respect to environmental matters; and
(d)
to the Knowledge of each of the Members, no Leased Real Property, improvement or equipment of the Company contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers.
Section 4.20
Intellectual Property
(a)
Schedule 4.20(a) contains a list of all Company Registered Intellectual Property, which identifies each item of Company Registered Intellectual Property by serial number, registration number or other unique identifier, filing date, grant date or registration date and the relevant jurisdiction.
(b)
Schedule 4.20(b) contains a list of all Company Intellectual Property other than the Company Intellectual Property set forth on Schedule 4.20(a).
(c)
No Company Intellectual Property owned by the Company or product or service used by the Company related to Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer, sale or licensing thereof by the Company or (ii) that may affect the validity, registrability, ownership, use or enforceability of the Company Intellectual Property. Each item of Company Registered Intellectual Property is valid and subsisting. The Company exclusively owns, or has valid license rights, to all Intellectual Property used by the Company in the Ordinary Course. All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the Company Registered Intellectual Property.
(d)
The operations of the Company as currently conducted and as proposed to be conducted, including the Company’s design, development, manufacture, marketing, distribution and sale of the products of the Company (including with respect to products currently under development), has not, does not and shall not infringe or misappropriate in any manner the Intellectual Property of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction.

(e)
Neither of the Members has Knowledge of, and have not received written notice of or any other overt threat from any third party, that the operation of the Company as it is currently conducted and as proposed to be conducted, or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction. None of the Company Intellectual Property owned by the Company is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Entity, or has been the subject of any litigation within the last ten (10) years, whether or not resolved in favor of the Company.
(f)
No Person has or is infringing or misappropriating any Company Intellectual Property owned by the Company.
(g)
The Company has taken reasonable steps to protect and maintain the rights of the Company in the Confidential Information and any trade secret or confidential information of third parties used by the Company, and, without limiting the generality of the foregoing, the Company has enforced a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement in substantially the form provided to the Purchaser, and, except under confidentiality obligations, there has not been any disclosure by the Company of any Confidential Information or any such trade secret or confidential information of third parties.
(h)
Except as set forth on Schedule 4.20(h), there are no royalties, fees, honoraria or other payments payable by the Company or the Members to any Person by reason of the ownership, development, use, license, sale or disposition of the Company’s Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course and end user license or subscription fees not exceeding $5,000 on an annual basis for off-the-shelf, commercially available software programs. All royalties, license fees, charges and other amounts payable by, on behalf of, to or for the account of Company Intellectual Property are reflected in the Financial Statements.
Section 4.21
Amounts owed to Member. The Company is not obligated to pay the Members any amount, including any salary and employee benefits, accrued prior to the Closing.
Section 4.22
Supplier Relations. Schedule 4.22 contains a correct and complete list of the names and addresses of the Suppliers. The Company maintains good relations with each of its Suppliers, and no event has occurred that could materially and adversely affect the Company’s relations with any Supplier. Except as set forth on Schedule 4.22, no Supplier has during the last twelve (12) months cancelled, terminated or made any threat to cancel or otherwise terminate any of its contracts with the Company or to decrease its supply of the Company’s products of the Business. Each of the Members does not have any Knowledge to the effect that any current Supplier may terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated hereby or otherwise.
Section 4.23
Accounts Receivable. The Members have delivered to the Purchaser a correct and complete schedule of the Receivables showing the amount of each Receivable and an aging of amounts due thereunder, which schedule is correct and complete as of that date. Except as set forth on Schedule 4.23, the debtors to whom the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding and none of the Receivables have been made subject to an assignment for the benefit of creditors. Except as set forth on Schedule 4.23, all such Receivables are current and there are no disputes regarding the collectability of any such Receivables. Except as set forth on Schedule 4.23, all Accounts Receivable on the Final Working Capital Schedule (net of any reserves shown thereon) (i) are valid, existing and collectible in a manner consistent with the Company’s past practice without resort to legal proceedings or collection agencies, (ii) represent monies due for goods sold and delivered or services rendered in the Ordinary Course, and (iii) are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien. The Company has not factored any of its Receivables.
Section 4.24
Product Warranties and Guaranties.
(a)
Except as set forth on Schedule 4.24, the Company does not make any express warranty or guaranty as to goods sold by the Company (a “Warranty”), and there is no pending or, to the Knowledge of the Members, threatened claim alleging any breach of any Warranty. Except as set forth on Schedule 4.24, the Company does not have any exposure to, or liability under, any Warranty (i) beyond that which is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in size and scope of the Company, or (ii) that would have a Material Adverse Effect.
(b)
Except as set forth on Schedule 4.24, adequate reserves for any expense to be incurred by the Company as a result of any Warranty granted prior to the Closing will be reflected on the Final Working Capital Schedule.
Section 4.25
Brokers, Finders and Investment Bankers. Except as set forth on Schedule 4.25, neither the Company, the Members, nor any officer, manager or employee of the Company or any Affiliate of the Company, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finder’s fees or similar fees in connection with the transactions contemplated hereby.
Section 4.26
Bank Accounts. Schedule 4.26 sets forth a correct and complete list and description of all bank accounts used by the Company.
Section 4.27
Member Guarantees. Except as otherwise disclosed on Schedule 4.27, no Member has guaranteed any obligations of the Company under any guarantee, letter of credit, bid bond or performance bond.
Section 4.28
Restrictions on Business Activities. Except as set forth on Schedule 4.28, there is no contract, agreement, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or could be expected to have the effect of prohibiting or impairing any practice or conduct of the Business.
Section 4.29
Solvency. Neither the Company, the Members, nor their respective Affiliates have stopped or suspended payment of their respective debts, become unable to pay their debts when due or otherwise become insolvent in any jurisdiction. Neither the Company, the Members, nor their respective Affiliates are the subject of any pending, rendered or, to the Knowledge of the Members, threatened solvency proceedings of any character. Neither the Company, the Members, nor their respective Affiliates has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.
Section 4.30
Disclosure. No representation, warranty or covenant made by the Members in this Agreement, the Schedules or the Exhibits or any Member Ancillary Document contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein necessary to make the statements contained herein or therein not misleading.
Article 5

[INTENTIONALLY OMITTED]
Article 6

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Members as follows:

Section 6.1
Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
Section 6.2
Authorization. The Purchaser has full company power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary limited liability company action on the part of the Purchaser. This Agreement and the Purchaser Ancillary Documents have been duly executed and delivered by the Purchaser and constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of course in granting equitable remedies.
Section 6.3
Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents of the Purchaser, (b) any contract to which the Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser or any of its properties is bound, or (d) any statute, law, rule or regulation applicable to the Purchaser unless, in each case, such violation, conflict, breach, default, loss of benefit or accelerated obligation would not, either individually or in the aggregate, have a material adverse impact on the ability of the Purchaser to consummate the transactions contemplated hereby, or by the Purchaser Ancillary Documents.
Article 7

CERTAIN COVENANTS AND AGREEMENTS
Section 7.1
Public Announcements. The Company and the Members shall consult with the Purchaser regarding the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers, suppliers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release. Notwithstanding the foregoing, without the prior written consent of the Purchaser, neither the Company nor any Member shall at any time disclose to any Person the fact that this Agreement has been entered into or any of the terms of this Agreement other than to such Parties’ advisors who the Company or the Members, as applicable, reasonably determine(s) needs to know such information for the purpose of advising the Company or the Members, it being understood that such advisor will be informed of the confidential nature of this Agreement and the terms of this Agreement and will be directed to treat such information as confidential in accordance with the terms of this Agreement.
Section 7.2
Tax Matters
(a)
Filing of Tax Returns. The Member Representative shall control the preparation and filing of all tax returns that are required to be filed by or with respect to the Company and for pre-closing tax periods (collectively, “Seller Prepared Returns”); provided, however, if any Seller Prepared Return is to be filed after the Closing Date and the Member Representative is not authorized to execute and file such Tax Return by applicable law, Purchaser shall execute and file (or cause to be filed) such Seller Prepared Return with the appropriate taxing authority. All such Seller Prepared Returns shall be prepared and filed in a manner consistent with past practice of the Company, except as required by applicable law or unless tax advisors to the Members conclude that a tax return cannot be so prepared without incurring penalties. The Member Representative shall provide the Purchaser with copies of completed drafts of such tax returns no later than thirty (30) days prior to the due date for filing thereof (including applicable extensions) for Purchaser’s review and comment and shall consider in good faith all comments received no later than fifteen (15) days prior to the due date for filing thereof (including applicable extensions). Other than Seller Prepared Returns described above, Purchaser will prepare, or cause to be prepared, and timely file, or cause to be timely filed, all tax returns for the Company for Straddle Periods. Such tax returns shall be prepared in a manner consistent with past practice of the Company, except as otherwise required by applicable law or unless tax advisors to Purchaser conclude that a tax return cannot be so prepared without incurring penalties.
(b)
Payment of Taxes. Not later than five (5) days prior to the due date for the payment of taxes on any tax return which Purchaser has the responsibility file or to cause to be filed pursuant to Section 7.2(a), the Members shall pay to Purchaser the amount of taxes, as reasonably determined by Purchaser, owed by the Members pursuant to the provisions of Section 7.2(c). Any amounts deemed due in accordance with this Section 7.2(b) shall be offset by any tax prepayments made by Company prior to the Closing Date and applicable to the tax year in question. To the extent such tax prepayments are greater than amounts deemed owed hereunder, the same shall be reimbursed to the Member Representative.
(c)
Straddle Period Tax Allocation. Any liability for taxes attributable to any taxable period that begins on or before and ends after the Closing Date (a “Straddle Period”) shall be apportioned between the portion of such period ending on or prior to the Closing Date and the portion beginning after the Closing Date (a) in the case of business personal property and ad valorem Taxes, by apportioning such taxes on a per diem basis and (b) in the case of all other taxes, on a closing of the books basis, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be apportioned on a per diem basis.
(d)
Tax Sharing Agreements. Any Tax sharing agreement with respect to or involving the Company has been terminated as of the date hereof and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).
(e)
Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Members when due, and the Member Representative will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
Section 7.3
Stock Consideration and Earn-Out Leak-Out. Each of the Members agrees that he will not, on a combined basis, on any single trading day sell, transfer, trade or otherwise dispose of any shares of the Company’s common stock in an amount exceeding the greater of (a) fifteen percent (15%) of the Company’s common stock sold in the aggregate based on the greater of the preceding or current trading day, and (b) $3,000 gross value of the shares of the Company’s stock sold by any or all of the Members.
Article 8
CLOSING
Section 8.1
Closing. The Closing shall occur contemporaneously with the execution and delivery of this Agreement. The Closing shall take place through the exchange of documents electronically, or at such place or in such other manner as the Parties may agree.
Section 8.2
Member Closing Deliveries. Contemporaneously with the execution and delivery of this Agreement, the Members have delivered, or caused to be delivered, to the Purchaser the following:

(a)
original certificate(s) (if applicable) representing the Membership Interests and accompanying powers or assignments duly executed by the Members, evidencing the transfer of the Membership Interests to the Purchaser;
(b)
a certificate of good standing from the Secretary of State of the State of Delaware, dated not earlier than 10 days prior to the Closing Date, as to the good standing of the Company in Delaware, and a similar certificate of good standing issuance by the Secretary of State in each other jurisdiction where the Company is qualified to do business;
(c)
written consents of or notices with respect to (or waivers with respect thereto), as applicable, the third parties to those Company Contracts listed on Exhibit 8.2(c) (and all such consents, notices and waivers shall be in full force and effect on and following the Closing);
(d)
the Non-competition Agreement, executed by the Members a party thereto;
(e)
the current and complete limited liability company operating agreement, organizational record books, minute books and seal of the Company;
(f)
the resignation by each of the Members in such Member’s capacity as an officer and manager of the Company, as applicable, in a form reasonably acceptable to the Purchaser; and
(g)
all other documents required to be entered into by the Company or any Member pursuant hereto or reasonably requested by the Purchaser to convey the Membership Interests to the Purchaser or to otherwise consummate the transactions contemplated hereby.
Section 8.3
Purchaser Closing Deliveries. Contemporaneously with the execution and delivery of this Agreement, the Purchaser has delivered, or caused to be delivered, to the Members the following:
(a)
the Closing Cash and the Stock Consideration to be paid and delivered at Closing pursuant to Section 3.1, paid and delivered in accordance with such Section;
(b)
a certificate of good standing from the Secretary of State of the State of Delaware, dated not earlier than 10 days prior to the Closing Date, as to the good standing of the Purchaser in Delaware and (ii) a certificate by the Secretary of the Purchaser as to the effectiveness of the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance hereof by the Purchaser passed in connection herewith and the transactions contemplated hereby;
(c)
the Non-competition Agreement, executed by the Company; and
(d)
all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto.
Article 9

INDEMNIFICATION
Section 9.1
Indemnification Obligations of the Members. Each of the Members shall, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of any and all demands, claims, suits, proceedings, actions, liabilities, obligations, damages, losses, costs, expenses, penalties, fines, judgments and interest (whether in equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

(a)
any breach or inaccuracy of any representation or warranty made by the Members in this Agreement or the Member Ancillary Documents (for purposes of this Section 9.1(a), and except for the reference to “Material Adverse Effect” set forth in clause (i) of the first sentence of Section 4.10 (Absence of Certain Changes), such representations and warranties shall be read without reference to “materiality”, “Material Adverse Effect” or similar monetary and non-monetary qualifications, and such representations and warranties shall be read without reference to “Knowledge” or similar qualifications);
(b)
any breach of any covenant, agreement or undertaking made by the Members and/or the Company in this Agreement or the Member Ancillary Documents;
(c)
claims based on violations of Law as in effect on or prior to the Closing, breach of contract, employment practices or health, safety or environmental matters, in each case arising out of or relating to events which shall have occurred, or services performed, or the operation of the Company, prior to the Closing;
(d)
any Company Benefit Plan in respect of or relating to any period ending on or prior to the Closing Date;
(e)
(i) any Taxes of the Company with respect to any Tax period or portion thereof ending on or before the Closing (ii) any failure of the Company to file any Tax Return and pay any Tax in accordance with any applicable Law, (iii) any inaccuracy or omission in any Tax Return of the Company, or (vi) any failure of the Company to withhold any Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party;
(f)
claims by the Members or other holder(s) of equity securities in the Company as a result of the transactions contemplated by this Agreement, other than any claims (i) relating to the Purchaser’s failure to pay any portion of the Purchase Price pursuant to this Agreement, (ii) against the Purchaser or any of its Affiliates (other than the Company) unrelated in any way to the Company, or (iii) against the Purchaser arising under this Agreement or any Purchaser Ancillary Document;
(g)
the operations, actions or omissions of the Company prior to the Closing, other than (i) the obligations of the Company under any contracts or agreements to which the Company is a party or otherwise bound or licenses related to or utilized in connection with the conduct of the Business (to the extent such obligations were not required to be performed on or prior to the Closing Date), and (ii) current liabilities of the Company of a type, to the extent, and in the amount that is reflected on the Final Working Capital Schedule;
(h)
the Indebtedness and Transaction Expenses to the extent not paid on or prior to the Closing Date or reflected as a current liability on the Final Working Capital Schedule;
(i)
any and all actions, obligations, costs, damages, losses, claims made or incurred prior to the Closing Date by any party against the Company or its Members;
(j)
any failure of the Company (i) to own or possess any License that is necessary to enable it to carry on its operations as presently conducted and as proposed to be conducted (“Necessary Licenses”) and maintain such Necessary License as valid, binding and in full force and effect at any time prior to and including the Closing Date; or (ii) to obtain consent from, or provide notice to, any Governmental Entity in connection with the execution, delivery and performance of this Agreement with respect to any Necessary License; and
(k)
any (i) adverse effect of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby on any Necessary License; or (ii) loss or expiration of any Necessary License that was pending or, to the Knowledge of the Members, threatened or reasonably foreseeable (other than expiration upon the end of any term) as of the Closing Date.

The demands, claims, suits, proceedings, actions, liabilities, obligations, damages, losses costs, expenses, penalties, fines, judgments and interest (whether in equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) of the Purchaser Indemnified Parties described in this Section 9.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

Section 9.2
Indemnification Obligations of the Purchaser. The Purchaser shall indemnify, defend and hold harmless the Member Indemnified Parties from, against, and in respect of any and all demands, claims, suits, proceedings, actions, liabilities, obligations, damages, losses costs, expenses, penalties, fines, judgments and interest (whether in equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:
(a)
any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or in any Purchaser Ancillary Document; or
(b)
any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any Purchaser Ancillary Document.

The demands, claims, suits, proceedings, actions, liabilities, obligations, damages, losses costs, expenses, penalties, fines, judgments and interest (whether in equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) of the Member Indemnified Parties described in this Section 9.2 as to which the Member Indemnified Parties are entitled to indemnification are collectively referred to as “Member Losses.”

Section 9.3
Offset Rights. Notwithstanding any term or provision of this Agreement to the contrary, the Purchaser shall have the right, at its election, to offset any amount due to the Members, including without limitation any Earn-out Payment, Working Capital Surplus, or indemnifiable Member Losses otherwise due and payable for purposes of satisfying and to the extent of any Purchaser Losses hereunder (or any other amount due the Purchaser hereunder) and to withhold such amount otherwise due to the Members, including any Earn-out Payment and/or Working Capital Surplus, pending resolution of any Purchaser indemnification or other claims hereunder until such claims and/or any resulting Purchaser Losses are finally determined in accordance with the terms hereof.
Article 10

MISCELLANEOUS PROVISIONS
Section 10.1
Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and shall be delivered personally or by a national overnight courier service or by registered or certified mail (return receipt requested), postage prepaid, as follows:

To the Purchaser:	CV Sciences, Inc. 9530 Padgett Street, Suite 107 San Diego, California 92126 Attn: Joseph D. Dowling, CEO
with a copy (which shall not constitute notice) to:	Breakwater Law Group, LLP 991 Lomas Santa Fe Drive, Suite C160 Solana Beach, CA 92075 Attn: Dalton Sprinkle

To the Members (c/o the Member Representative):	CLAYTON J. MONTGOMERY 25501 NE 74th Ct. Battle Ground, WA 98604

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, or (b) one (1) Business Day after deposit with a national overnight courier service for next-day delivery, or (c) five (5) Business Day after deposit with the United States Postal Service, registered or certified mail (return receipt requested), postage prepaid.

Section 10.2
Schedules and Exhibits. The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.
Section 10.3
Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties; provided, however, that the Purchaser may, without the consent of the Members, (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates (in which case, the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) designate one or more of its Affiliates to perform its obligations hereunder (in which case, the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder), (c) assign this Agreement to its lenders for collateral security purposes and (d) assign this Agreement to a subsequent purchaser of all or a substantial portion of the Purchaser, the Company or the Company’s assets (in which case, the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).
Section 10.4
Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of all Parties hereto.
Section 10.5
Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of California (regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 10.6
Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.
Section 10.7
Consent to Jurisdiction, Etc. Each Party hereby irrevocably consents and agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the state or federal courts of or located in San Diego County, State of California, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.
Section 10.8
Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible, or failing the mutual agreement of the Parties, such provisions shall be modified to be enforced to the maximum extent allowed by applicable law.
Section 10.9
Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures transmitted via email or through the use of an electronic signature platform such as DocuSign shall be deemed to be original signatures for the purposes of executing this Agreement. Each Party agrees that the use of electronic signatures and counterparts may be relied upon in the same manner as original signatures and counterparts. The parties further agree that, when a Party's signature is executed and transmitted through the use of DocuSign or a similar electronic signature platform, such signature shall have the same force and effect as an original signature.
Section 10.10
No Third-Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties, their successors or permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary of this Agreement.
Section 10.11
Waiver. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.
Section 10.12
Integration. This Agreement, the Schedules and Exhibits attached hereto, and the Purchaser Ancillary Documents and the Member Ancillary Documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof (including that certain letter of intent dated November 16, 2023) and constitute the entire agreement among the Parties with respect hereto (and thereto).
Section 10.13
Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.
Section 10.14
Transaction Costs. Except as expressly provided herein, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the fees, costs and expenses of the Company and the Members incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, shall be paid pursuant to Section 3.1(a)(v) hereof if the Closing occurs and by the Company (or the Member) if the Closing does not occur.
Section 10.15
Post-Close Transition. Clayton J. Montgomery, a Member of the Company, agrees to provide the following transition services to the Purchaser following the Closing without additional consideration or compensation: a) in-person transition meeting in Grand Junction on or around the Closing Date, b) proper transition of customer relationships to the Purchaser via phone calls, c) transfer of relevant know-how to the Purchaser in order to generate quotes, d) transition/training of applicable Company back-office functions, including but not limited to invoicing and procurement, and other transition activities as determined by the Purchaser (collectively, the “Transition Services”). The total time commitment of the Transition Services is expected to not exceed 60 hours and will occur over a 30 to 45-day period post-Closing. The Parties may extend the Transition Services period upon mutual agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER: CV SCIENCES, INC. By: ________________________________ Name: Joseph D. Dowling Title: Chief Executive Officer
COMPANY: ELEVATED SOFTGELS LLC By: ________________________________ Name: ________________________________ Title: ________________________________
MEMBERS: CLAYTON J. MONTGOMERY CHRIS FAGAN ANDREW KESTER TIMOTHY MCGREER

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

Exhibit 1.1(a)

Form of Non-Competition Agreement

[Attached]